Exhibit 99.3

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AND

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 26, 2006, Jazz Technologies, Inc. (“Parent”), and its wholly-owned subsidiary, Joy, entered into the merger agreement with Jazz Semiconductor, Inc. (“Jazz”) and TC Group, L.L.C., as the Jazz stockholders’ representative, pursuant to which Joy agreed to merge with and into Jazz. The merger was consummated on February 16, 2007 and at the effective time of the merger, Jazz was the surviving corporation and became a wholly-owned subsidiary of Parent. We are providing the following summary unaudited pro forma condensed combined financial information to assist you in your analysis of the financial aspects of the merger. The merger will be accounted for under the purchase method of accounting. The following summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this current report. The purchase price allocations set forth in the following summary unaudited pro forma condensed combined financial information are based on preliminary valuation estimates of Jazz’s tangible and intangible assets. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected below. Any material change in the valuation estimates and related allocation of the purchase price would materially impact Parent’s depreciation and amortization expenses, the summary unaudited pro forma condensed combined financial information and Parent’s results of operations after the merger. The pro forma adjustments are preliminary, and the summary unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of Parent or Jazz. The summary unaudited pro forma condensed combined financial information reflects the conversion of 5,668,116 shares of our outstanding common stock into a pro rata share of the trust account and the redemption of 1,873,738 common shares held by Acquicor Management LLC and our outside directors at a redemption price of $0.0047 per share.

		Year Ended December 31, 2006
		(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues			$212,526
Gross profit			12,450
Operating expenses			49,431
Operating income (loss)			(36,981)
Interest income (expense), net			(13,802)
Loss before income taxes			(51,717)
Net loss			(51,777)

Pro forma net loss per common share	Basic Diluted	$ $	(2.31 (2.31	) )
Weighted-average shares outstanding	Basic Diluted		22,451 22,451

			December 31, 2006
			(in thousands)
Selected Balance Sheet Data:
Cash, cash equivalents and short-term investments			$59,445
Total assets			380,652
Stockholders’ equity			130,489
Working capital			69,805
Property, plant and equipment and goodwill and intangibles			204,117
Funded debt			166,750

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited condensed combined pro forma financial statements as of and for the year ended December 31, 2006 reflect the historical results of Jazz and Parent, adjusted to give effect to the merger.

We are providing this information to assist you in your analysis of the financial aspects of the merger. We derived this information from (i) the audited consolidated financial statements of Jazz as of and for the year ended December 29, 2006, and (ii) the audited financial statements of Parent as of and for year ended December 31, 2006. This information should be read together with the Jazz consolidated financial statements and related notes included elsewhere in this current report and the Parent financial statements and related notes included elsewhere in this current report.

The following unaudited pro forma condensed combined financial statements combine (i) the historical balance sheets of Parent as of December 31, 2006 and Jazz as of December 29, 2006 giving pro forma effect to the merger of Parent and Jazz as if it had occurred on December 31, 2006, and (ii) the historical statements of operations of Parent and Jazz for the year ended December 31, 2006 and December 29, 2006, respectively, giving pro forma effect to the merger of Parent and Jazz and Parent’s convertible note financing as if both had occurred on January 1, 2006.

The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of Parent or Jazz. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. Parent is determining the estimated fair values of certain assets and liabilities with the assistance of third party valuation specialists and has engaged a third party appraiser to assist management to perform a valuation of all the assets and liabilities in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations (‘‘SFAS No. 141’’). The purchase price allocations set forth in the following unaudited pro forma condensed combined financial statements are based on preliminary valuation estimates of Jazz’s tangible and intangible assets. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected below. Any material change in the valuation estimates and related allocation of the purchase price would materially impact Parent’s depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and Parent’s results of operations after the merger.

The following unaudited pro forma condensed combined financial statements reflect the conversion of 5,668,116 shares of our outstanding common stock into a pro rata share of the trust account and the redemption of 1,873,738 common shares held by Acquicor Management LLC and our outside directors at a redemption price of $0.0047 per share. The unaudited pro forma condensed combined financial statements should be read in conjunctions with the notes thereto.

Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2006
(in thousands)

	Parent	Jazz Semiconductor	Closing Transaction		Combined Total
Current Assets:
Cash and cash equivalents	$633	$6,299	$—		$6,932
Cash and cash equivalents held in trust accounts	334,465	—	(307,938)	a	26,527
Short-term investments	—	25,986	—		25,986
Restricted cash	—	473	—		473
Receivables from related parties, net of allowance for doubtful accounts	—	8,341	—		8,341
Receivables, net of allowance for doubtful accounts	—	29,492	—		29,492
Inventories		23,102	—		23,102
Other current assets	828	2,740	(639)	b	2,929
Total current assets	335,926	96,433	(308,577)		123,782
Property, plant and equipment, net	—	71,507	60,605	c	132,112
Investments	—	10,000	27,500	c	37,500
Restricted cash	—	2,681	—		2,681
Other assets	2,163	7,006	(2,614)	d	6,555
Debt issuance costs, net of amortization	6,017	—	—		6,017
Intangible assets	—	—	34,500	c	34,500
Goodwill	—	—	37,505	c	37,505
Total assets	$344,106	$187,627	$(151,081)		$380,652

Liabilities and stockholders’ equity
Current liabilities:
Deferred underwriting fees	$3,450	$—	$(3,450)	e	$—
Accrued expenses - acquisition and debt issuance	7,855	—	(7,855)	f	—
Revolving credit facility	—	—	—		—
Accounts payable	—	20,728	—		20,728
Accrued compensation, benefits and other	—	4,627	—		4,627
Deferred revenues	—	10,609	—		10,609
Other current liabilities	1,278	17,429	(694)	g	18,013
Total current liabilities	12,583	53,393	(11,999)		53,977
Convertible senior notes	166,750	—	—		166,750
Deferred revenues, wafer credits	—	11,199	—		11,199
Pension and retirement medical plan obligations	—	17,458	—		17,458
Other long term liabilities	—	779	—		779
Total liabilities	179,333	82,829	(11,999)		250,163
Commitments and contingencies
Common stock, subject to possible conversion	33,511	—	(33,511)	h	—
Stockholders’ equity:
Preferred stock	—	113	(113)	i	—
Common stock	3	12	(12)	i	3
Additional paid in capital	127,971	162,347	(161,870)	i	128,448
Deferred stock compensation	—	(308)	308	i	—
Accumulated other comprehensive loss	—	(5,846)	5,846	i	—
Retained earnings (deficit)	3,288	(51,250)	50,270	j	2,038
Total stockholders’ equity	131,262	104,798	(105,571)		130,489
Total liabilities and stockholders’ equity	$344,106	$187,627	$(151,081)		$380,652

See notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2006
(in thousands, except per share data)

	Parent	Jazz Semiconductor	Pro Forma Adjustments		Pro Forma Combined
Revenues from related parties	$—	$40,364	$—		$40,364
Revenues from non-related parties	—	172,162	—		172,162
Net revenues	—	212,526	—		212,526
Cost of revenues	—	187,955	12,121	k	200,076
Gross profit	—	24,571	(12,121)		12,450
Operating expenses:
Research and development	—	20,087	—		20,087
Selling, general and administrative	669	18,342	—		19,011
Amortization of intangible assets	—	996	8,786	l	9,782
Impairment of intangible assets	—	551	—		551
Total operating expenses	669	39,976	8,786		49,431
Operating loss	(669)	(15,405)	(20,907)		(36,981)
Interest income (expense), net	4,448	1,196	(19,446)	m	(13,802)
Loss on investments	—	(840)	—		(840)
Other income	—	(94)	—		(94)
Loss before income taxes	3,779	(15,143)	(40,353)		(51,717)
Income tax provision	485	58	(483)	n	60
Net loss	$3,294	$(15,201)	$(39,870)		$(51,777)

Net loss per common share	Basic				$(2.31)
	Diluted				$(2.31)

Weighted-average shares outstanding	Basic			o	22,451
	Diluted			o	22,451

See notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On September 26, 2006, Parent, and its wholly-owned subsidiary, Joy, entered into the merger agreement with Jazz and TC Group, L.L.C., as the Jazz stockholders’ representative, pursuant to which Joy agreed to merge with and into Jazz. The merger was consummated on February 16, 2007 and at the effective time of the merger, Jazz was the surviving corporation and became a wholly-owned subsidiary of Parent. Pursuant to the merger agreement, the total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering.

For purposes of these unaudited pro forma condensed combined financial statements, Parent has estimated the total cash payments by Parent or Jazz in connection with the completion of the merger to be $307.9 million:

(in thousands)
Merger consideration (a)	$264,500
Jazz transaction costs (b)	3,540
Merger consideration payable at closing (c)	$260,960
Estimated fees and expenses of Parent (d)	4,443
Debt issuance costs (e)	6,057
Deferred underwriting fees (f)	3,450
Total cash payments at completion of merger	274,910
Cash payments to Acquicor shareholder’s converting shares (g)	33,034
Total cash payments in connection with the completion of the merger	$307,944

(a)
Reflects $264.5 million of merger consideration before the deduction for transaction expenses incurred by Jazz in connection with the merger and its terminated public offering and includes the impact of a working capital adjustment. The purchase price was subject to possible decrease of up to $4.5 million to the extent the working capital of Jazz as of the closing is less than $193 million and a possible increase of up to $4.5 million plus $50,000 per day for each day after March 31, 2007 until the closing to the extent the working capital of Jazz as of the closing is greater than $198 million. Jazz’s estimated working capital at closing was in excess of $200 million resulting in an increase in the purchase price by $4.5 million. Parent financed the merger consideration and additional payments made at the closing of the merger from the proceeds of its initial public offering and the sale of convertible senior notes. The purchase price is subject to further adjustment based on a final closing date balance sheet to be prepared within 90 days following the closing of the merger. Also, Parent may become obligated to pay additional amounts to former stockholders of Jazz if Jazz realizes proceeds in excess of $10 million from its investment in Shanghai Hua Hong NEC Electronics Co., Ltd. (“HHNEC”) from certain specified events. For purposes of the pro forma financial statements, Parent has assumed that no such specified events have occurred during the periods presented. To the extent Parent becomes obligated to make these payments to Jazz’s former stockholders, the merger consideration would be adjusted by the amount of such payments. The total merger consideration of $260.9 million set forth above differs from the total merger consideration paid by Parent at the closing of $260.1 due to $0.8 million of transaction expense accrued by Jazz in 2007.

(b)
Pursuant to the merger agreement, transaction expenses incurred by Jazz in connection with the merger and its terminated public offering were subtracted from the total consideration to Jazz stockholders. As of December 29, 2006, such transaction expenses in connection with the merger and its terminated public offering were approximately $3.5 million.

(c)	Under the terms of the merger agreement, the merger consideration will be paid as follows:

(in thousands)
Consideration payable directly to Jazz stockholders	$213,706
Payment to Jazz stockholder representative (1)	1,000
Payments to Conexant (2)	16,300
Stay bonus and retention payments to certain Jazz employees (3)	2,054
Payments in escrow (4)	27,900
Total merger consideration	$260,960

(1)
Represents amount otherwise distributable to Jazz’s stockholders that will be distributed to and held by the stockholders’ representative to fund its out-of-pocket fees and expenses in connection with its obligations under the merger agreement and the transactions contemplated by the merger agreement.

(2)
Represents a $16.3 million payment made to Conexant to redeem 7,583,501 shares of Jazz Class B common stock held by Conexant and as consideration for an amendment to the Wafer Supply Termination Agreement, dated as of June 26, 2006, by and between Jazz and Conexant.

(3)	Represents $2.1 million payable by Jazz on or prior to the merger to Jazz employees in connection with certain stay and retention bonus payments.

(4)
Upon completion of the merger, $27.9 million of the purchase price was placed in escrow to secure the possible entitlement of Parent to any post-closing reductions to the purchase price based on Jazz’s working capital position and the indemnification obligations of Jazz’s stockholders to Parent and to fund obligations by Jazz to make retention bonus payments following the closing of the merger to certain of its employees.

(d)
Estimated fees and expenses include fees of consultants, legal fees and expenses, printing and mailing costs for this proxy statement, SEC and HSR filing fees, financial advisor fees and expenses, financing fees and related expenses, and other miscellaneous expenses directly related to the merger and the transactions contemplated thereby. Excludes approximately $0.4 million of fees and expenses previously paid.

(e)	Consists of debt issuance costs in connection with the issuance of convertible senior notes.

(f)	In connection with the IPO, Parent agreed to pay the underwriters additional deferred underwriting discounts and commissions of $3.5 million upon the completion of the merger.

(g)	Represents payments made to Acquicor’s stockholders that demanded conversion of their shares into a pro rata share of the trust account, net of taxes payable.

Parent has assumed for the purposes of these unaudited pro forma financial statements that the cash payments to be made upon the completion of the merger were funded as follows:

(in thousands)
Amounts in the trust account (a)	$133,687
Convertible senior notes (b)	141,223
Total cash payments at completion of merger	$274,910

(a)	Based on $166.7 million in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes) as of December 31, 2006 less $33.0 million of conversion payments.

(b)
In December 2006, Parent completed private placements of $166.8 million aggregate principal amount of convertible senior notes. The gross proceeds from the convertible senior notes were placed in escrow pending completion of the merger and were released to Parent upon the completion of the merger.

NOTE 2. PRO FORMA ADJUSTMENTS

Adjustments made to the historical financial statements include the following:

a.
Reflects payment of the merger consideration and other cash payments made upon the completion of the merger. In addition, on a pro forma basis, approximately $0.5 million of accrued interest (less taxes payable of approximately $0.5 million) would have been converted to cash and used to pay the merger consideration and other cash payments upon the completion of the merger (see notes b and g). Accordingly, the cash payments reflected by note a reconcile with the total cash payments upon completion of the merger discussed in Note 1 as follows:

(in thousands)
Cash payments reflected in note a on the balance sheet	$307,938
Parent accrued interest (see note b)	489
Parent income tax payable (see note g)	(483)
Total cash payments upon completion of merger	$307,944

b.
Reflects the write-off of prepaid management fees by Jazz and the conversion of accrued interest receivable on the funds in the trust account into the cash and cash equivalent held in the trust account upon liquidation thereof in connection with the merger:

(in thousands)
Jazz prepaid management fees	$(150)
Parent accrued interest	(489)
Pro forma adjustment	$(639)

c.
Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. Parent is determining the estimated fair values of certain assets and liabilities with the assistance of third party valuation specialists and has engaged a third party appraiser to assist management to perform a valuation of all the assets and liabilities in accordance with SFAS No. 141. Parent received preliminary valuation estimates of certain tangible and intangible assets on December 13, 2006. Based on these preliminary valuation estimates, the total purchase price and the estimated transaction costs would be allocated as follows:

	Jazz Adjusted Book Value At December 29, 2006	Purchase Price Adjustments Based on Preliminary Valuation (1)	Preliminary Purchase Price Allocation
	(in thousands)
Tangible assets:
Property, plant and equipment, net	$71,507	$60,605	$132,212
Investments	10,000	27,500	37,500
Adjusted other tangible assets, net (2)	105,519	-	105,519
Total adjusted tangible assets, net	187,026	88,105	275,131
Identified intangible assets:
Existing technology	-	9,250	9,250
Patents /core technology rights	-	12,500	12,500
Customer relationships	-	3,000	3,000
Customer backlog	-	2,250	2,250
Trade name	-	4,500	4,500
Non-compete agreements	-	3,000	3,000
Total identified intangible assets	-	34,500	34,500
In-process research and development (3)	-	1,250	1,250
Goodwill (4)	-	37,505	37,505
Total adjusted assets, net	187,026	161,360	348,386
Adjusted Jazz liabilities assumed (5)	(82,618)	-	(82,618)
Total preliminary purchase price allocation and estimated transaction costs	104,408	161,360	265,768
Estimated fees and expenses of Parent (6)			4,808
Total merger consideration			$260,960

(1)
For purposes of these pro forma condensed combined financial statements, Parent has used the average of the high and low ranges of preliminary fair value estimates provided by the third party appraiser. The purchase price allocations set forth in these unaudited pro forma condensed combined financial statements are based on preliminary valuation estimates of Jazz’s tangible and intangible assets. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected herein. Any material change in the valuation estimates and related allocation of the purchase price would materially impact Parent’s depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and Parent’s results of operations after the merger.

(2)	Represents Jazz’s other tangible assets, net as of December 29, 2006, which consists of current assets, restricted cash and other assets, adjusted as follows:

(in thousands)
Jazz total assets	$187,627
Property, plant and equipment	(71,507)
Investments	(10,000)
Jazz other tangible assets, net	$106,120
Prepaid management fees (see note f)	(150)
Termination of Jazz credit line (see note h)	(451)
Total adjusted Jazz other tangible assets, net	$105,519

(3)	Purchased in-process research and development will be written off immediately upon close of the transaction and is not reflected in the unaudited pro forma condensed combined balance sheet.

(4)
The portion of the purchase price allocated to goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired, net of liabilities assumed, and includes estimated Parent fees and expenses of $4.8 million.

(5)	Represents Jazz’s liabilities as of December 29, 2006, adjusted as follows:

(in thousands)
Jazz liabilities	$82,829
Common stock subject to repurchase (see note k)	(211)
Total adjusted Jazz liabilities	$82,618

(6)
Estimated fees and expenses include fees of consultants, legal fees and expenses, printing and mailing costs for this proxy statement, SEC and HSR filing fees, financial advisor fees and expenses, financing fees and related expenses, and other miscellaneous expenses directly related to the merger and the transactions contemplated thereby.

d.
Reflects an expected write-off in connection with the termination of Jazz's $35 million line of credit with Wachovia, which is expected to be terminated and replaced after the closing of the merger, and the transfer of deferred acquisition costs to purchase allocation and goodwill upon close of the transaction:

(in thousands)
Termination of Jazz line of credit	$(451)
Transfer of Parent deferred acquisition costs	(2,163)
Pro forma adjustment	$(2,614)

e.
Reflects payment of deferred underwriting fees. Pursuant to the underwriting agreement entered into by Parent in connection with the IPO, Parent agreed to pay to the underwriters a deferred underwriting fee of approximately $3.5 million upon the consummation of a business combination.

f.	Reflects the payment of accrued acquisition fees related to this merger and accrued debt issuance costs relate to the convertible note offering payable at closing:

(in thousands)
Accrued acquisition expenses	$(1,798)
Accrued debt issuance costs	(6,057)
Pro forma adjustment	$(7,855)

g.
Reflects the removal of liability for common stock subject to repurchase from Jazz’s other current liabilities and the removal of income taxes payable relating to accrued interest receivables in respect of the funds in the trust account:

(in thousands)
Jazz liability for common stock subject to repurchase	$(211)
Parent income tax payable	(483)
Pro forma adjustment	$(694)

h.
Reflects the removal of the converted common stock. As a result of conversions in connection with the stockholder vote relating to the merger, $0.5 million of such common stock has been reclassified as additional paid in capital and holder’s of 5,668,116 shares of Acquicor’s common stock issued in the IPO have been converted into $33.0 million of cash and have been cancelled. After the conversion, these shares will no longer be outstanding.

i.
Reflects the elimination of Jazz historical equity accounts upon the completion of the merger, offset by the reclassification of Parent common stock subject to conversion (reflecting Parent common stock that was not converted into a pro rata portion of the trust account):

(in thousands)
Elimination of Jazz additional paid in capital	$(162,347)
Reclassification of Parent common stock subject to conversion to additional paid in capital	477
Pro forma adjustment	$(161,870)

j.	Reflects the elimination of Jazz historical deficit, offset by the write-off of the preliminary valuation of in process research and development intangible asset:

(In thousands)
Elimination of Jazz historical deficit	$51,520
Write-off of preliminary valuation of in-process research and development intangible asset	(1,250)
Pro forma adjustment	$50,270

k.
Reflects adjustment for increased depreciation expense resulting from the preliminary valuation of property, plant and equipment, amortized over a five year period. Jazz has historically depreciated its property, plant and equipment over useful lives between 3 and 8 years. For purposes of the unaudited pro forma condensed combined financial statements, Parent has assumed five years as an average of the useful lives for all property, plant and equipment.

l.	Reflects adjustment for increased amortization expense resulting from the preliminary valuation of intangible assets, amortized as follows:

Intangible Assets	Increased Value(1)	Useful Life	Year ended December 31, 2006
Existing technology	$9,250	7	$1,321
Patents/core technology rights	12,500	7	1,786
Customer relationships	3,000	7	429
Customer backlog	2,250	1	2,250
Trade name	4,500	3	1,500
Non-compete agreements	3,000	2	1,500
Total	$34,500		$8,786

(1)	Represents the amount by which the valuation estimates exceeds the amounts set forth on Jazz’s consolidated balance sheet as of December 29, 2006.

The final valuations may result in reclassifications of the allocated amounts, which may materially impact operating expenses.

m.
Reflects interest expense in connection with the financing for the merger, based on the financing terms described in Note 1, the elimination of interest income on the funds in the trust account, as the trust account would not have existed if the transaction had been consummated on the first day of the period, and amortization expense related to the $6.1 million of debt issuance costs. Interest expense reflects $166.8 million principal amount of convertible senior notes outstanding.

Year ended December 31, 2006
(in thousands)
Estimated interest on convertible senior notes	$(13,340)
Adjustment for interest earned on trust account	(4,935)
Adjustment for amortization of convertible senior note debt issuance costs	(1,171)
Total interest adjustments	$(19,446)

n.
Reflects elimination of $0.5 million in income tax expenses in respect of interest earned on the funds in the trust account. Management has not determined the impact of the merger on Jazz’s deferred tax assets. Accordingly, no other adjustment has been made to deferred tax assets or income tax provision.

In addition, as of December 29, 2006, Jazz had federal tax net operating loss, or NOL, carryforwards of approximately $93.5 million available to reduce taxable income in future years. These NOL carryforwards will begin to expire in 2008, unless previously utilized. Jazz also had state NOL carryforwards at December 29, 2006 of approximately $79.4 million, which will begin to expire in 2013, unless previously utilized. At December 29, 2006, Jazz had a $37.1 million deferred tax asset related to these net operating loss carryforwards. Due to uncertainty as to its ability to realize these deferred tax assets, Jazz recorded a full valuation allowance. Jazz's ability to utilize its NOL carryforwards will become subject to substantial annual limitations if it undergoes an ownership change as defined under Section 382 of the Internal Revenue Code. The merger will result in an ownership change of Jazz as defined under Section 382, which may jeopardize Jazz's ability to use some or all of its NOL carryforwards following the completion of the merger. However, management has not made a determination of the impact of the merger on Jazz's ability to use its NOL carryforwards.

o.
Reflects the conversion of 5,668,116 shares of our outstanding common stock into a pro rata share of the trust account and the redemption of 1,873,738 common shares held by Acquicor Management LLC and our outside directors at a redemption price of $0.0047 per share.

Year ended December 31, 2006
(in thousands)
Weighted average shares outstanding as of December 31, 2006	28,444
Adjustment for conversion of IPO shares and redemption of insider shares	(5,993)
Adjusted weighted average shares outstanding	22,451